Exhibit 23.1

EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

WindTamer Corporation
1999 Mt. Read Blvd
Rochester, New York 14615

We consent to the incorporation by reference in the Registration Statement of WindTamer Corporation on Form S-8 filed on December 9, 2010 (File Number 333-171065) and December 22, 2009 (File Number 333-163939) of our report, dated March 17, 2011, with respect to our audits of the balance sheets of WindTamer Corporation as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2010 and 2009, which report is included in this Annual Report on Form 10-K of WindTamer Corporation for the year ended December 31, 2010.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
March 17, 2011